Exhibit 99.1

EvergreenBancorp, Inc. Elects Craig Dawson to its Board of Directors

SEATTLE — (MARKET WIRE) — January 24, 2007 — EvergreenBancorp, Inc. (OTCBB:EVGG) announced the election of Mr. Craig Dawson to the Company’s Board of Directors.

Craig Dawson is the President and Chief Operating Officer of Retail Lockbox, Inc., a company specializing in payment processing, and digital image capture and retrieval services.

Prior to founding Retail Lockbox, Dawson was a senior sales executive with Unisys Corporation. Unisys is an international provider of computer and systems solutions. He is a graduate of the University of Washington School of Business Administration.

“We are pleased to welcome Craig to EvergreenBancorp’s Board of Directors,” said Gerry Hatler, EvergreenBancorp President and CEO. “We believe his values, insight, and broad experience will make him a superb asset to our Company and a valuable addition to the Board.”

Mr. Dawson also sits on the Boards of Directors of the Washington Roundtable, the Greater Seattle Chamber of Commerce, the University of Washington Business and Economic Development Committee, Seattle Academy of Arts and Sciences Finance Committee, and the Washington State Governor’s Global Competitiveness Council.

He is active in the Seattle community and is a member of the Rotary of Downtown Seattle. He is also President of Tabor 100, an organization which focuses on creating initiatives for CEOs of minority-owned businesses.

EvergreenBancorp, Inc. is a bank holding company headquartered in Seattle, Washington. Its wholly owned subsidiary, EvergreenBank, was formed in 1971 and is an independent community bank with six offices in Seattle, Bellevue, Lynnwood, and Federal Way. The bank is an award-winning institution, named as one of the “best companies to work for” by Washington CEO magazine, as well as “best rated bank service” by Consumer Checkbook Magazine. It offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; health savings accounts; Internet banking; and merchant credit card processing services.

EvergreenBancorp’s stock trades on the Over-The-Counter Bulletin Board under the EVGG symbol. Visit www.EvergreenBancorp.com to learn more.

Contact:
Gordon Browning
Executive Vice President and CFO
EvergreenBancorp, Inc.
206/749-7350
gordon.browning@evergreenbank.com